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                                                                   EXHIBIT 10.28

                                February 14, 2002

John Green
4101 Fordham Road, NW
Washington, DC 20016


Re: Letter Agreement Concerning Severance

Dear John:

        As a corporate retention strategy, InforMax, Inc. ("InforMax" or the "Company") agrees to provide you with certain additional severance benefits under the terms and conditions set forth herein.

        In consideration of the promises of the parties to this Letter Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend the Employment Agreement by and between you and the Company dated as of February 28, 2001 (the "Employment Agreement") as follows:

        The parties agree that Section 4(c) of the Employment Agreement, captioned "Termination of Employment," "Termination Without Cause other than upon a Change of Control," shall be amended to state:

                (c) Termination without Cause other than upon a Change of Control. InforMax shall pay Employee a lump-sum cash payment in an amount equal to one-hundred percent (100%) of Employee's annual base salary, plus an additional pro rata bonus payment not to exceed fifty percent (50%) of Employee's annual base salary, for the previous twelve (12) months upon termination by InforMax of Employee's employment without cause other than as provided in Section 4(b) above. The amount of such additional bonus payment shall be calculated by multiplying (x) fifty percent (50%) of Employee's annual base salary, by (y) such fraction, the numerator of which equals the number of completed months of Employee's employment in the calendar year in which the Employee was terminated by the Company under this subsection, and the denominator of which equals twelve (12). The severance payment shall be paid to Employee in cash as promptly as practicable, but in no event later than thirty (30) days following the termination of his employment. The employee shall have 30 days from the date of termination to exercise all vested options. Employee's options will cease vesting on the date of termination.

The parties also agree that Section 4(e), currently captioned "Termination of Employment," "Voluntary Termination by Employee without Cause," shall be amended to state:

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                (e) Voluntary Termination by Employee without Cause or for other than Good Reason. Any termination of Employee's employment by resignation, retirement or any other action of Employee for any reason other than as set forth in Section 4(d) or Section 4(g) below shall be deemed to be a "Voluntary Termination." Employee shall give InforMax thirty (30) days notice of a Voluntary Termination.

        The parties also agree that Section 4, captioned "Termination of Employment," shall be amended to include a new subsection (g) "Termination by Employee for Good Reason":

                (g) Termination by Employee for Good Reason. InforMax shall pay Employee a lump-sum cash payment in an amount equal to one-hundred percent (100%) of Employee's annual base salary, plus an additional pro rata bonus payment not to exceed fifty percent (50%) of Employee's annual base salary, for the previous twelve (12) months upon termination of employment by Employee for "Good Reason" (as defined below). The amount of such additional bonus payment shall be calculated by multiplying (x) fifty percent (50%) of Employee's annual base salary, by (y) such fraction, the numerator of which equals the number of completed months of Employee's employment in the calendar year in which the Employee terminates his employment for Good Reason, and the denominator of which equals twelve (12). For purposes of this subsection, the term "Good Reason" means (i) a change in Employee's position with the Company which materially reduces Employee's duties and responsibilities or the level of management to which Employee reports, (ii) a material reduction in Employee's level of compensation (including base salary, fringe benefits and target bonus under any corporate performance based bonus or incentive programs), or (iii) a relocation of Employee's place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Company without Employee's consent. The severance payment shall be paid to Employee in cash as promptly as practicable, but in no event later than thirty (30) days following the termination of his employment. The employee shall have 30 days from the date of termination to exercise all vested options. Employee's options will cease vesting on the date of termination.

        The parties also agree that the relevant option grant agreements in connection with Employee's grant of 300,000 options on April 10, 2001 and 150,000 options on January 25, 2002 are hereby amended to provide Employee with a period of up to 6 months from the date of his termination without "Cause" or voluntary termination for "Good Reason," in which to exercise such options that have vested and become exercisable prior to such employment termination date. The option agreements governing the grants above shall otherwise remain unchanged.

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        Unless specifically modified herein, all terms and conditions of the
Employment Agreement and any other employment related agreements shall remain in full force and effect and you agree that you will continue to be bound by such agreements.

        This Letter Agreement may not be released or abandoned, supplemented or modified in any manner, orally or otherwise, except by an instrument in writing signed by each of the parties hereto. This Letter Agreement will be governed by the laws of the State of Maryland and the parties agree to submit to the exclusive jurisdiction of any Maryland court or Federal Court sitting in Maryland in any action or proceeding arising out of or relating to this Letter Agreement or the transactions contemplated hereby.

        Please evidence your understanding of and agreement with the above-stated terms by signing below and returning this Letter Agreement to me.

                                    Yours sincerely,

                                    INFORMAX, INC.


                                    By:/S/ Alexander Titomirov, Ph.D.
                                       ------------------------------
                                    Alexander Titomirov, Ph.D.
                                    Chairman and Chief Executive Officer

AGREED:


/S/ John Green
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John Green
Chief Financial Officer and
Chief Operating Officer

February 18, 2002
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Date

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